CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTNING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-69403) on form S-8 of S&T Bancorp, Inc. of our report dated June 15, 2009, with respect to the statements of net assets available for benefits of Thrift Plan for Employees of S&T Bank as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2008, which report appears in the December 31, 2008 annual report on form 11-K of Thrift Plan for Employees of S&T Bank.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
June 15, 2009